EXHIBIT 99.1

Central Jersey Bancorp Reports Record Net Income for 2008 of $2.9 million

LONG BRANCH, NEW JERSEY, January 30, 2009 (NASDAQ Global Market: CJBK):
Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported record net income of $2.9 million for the year ended December 31, 2008, an increase of $2.1 million over the reported net income total of $844,000 for 2007.  Basic and diluted earnings per share for the year ended December 31, 2008 were $0.32 and $0.31, respectively, as compared to basic and diluted earnings per share of $0.09 for 2007. The significant increase in net income is primarily attributable to a number of key factors including; (i) net interest margin expansion, which is the result of the 2007 balance sheet restructuring initiative, lower funding costs and incremental growth in interest-earning assets; (ii) the realization of gains from the sale of available-for-sale investment securities and SBA loans; and (iii) cost savings initiatives implemented in the latter part of 2007.

For the three months ended December 31, 2008, Central Jersey Bancorp reported net income of $593,000, as compared to net income of $740,000 for the same period in 2007.  The decrease in net income is the result of a $920,000 (pre-tax) provision for loan losses recorded during the three months ended December 31, 2008, as compared to no provision for the same period in 2007.  The significant increase in the provision for loan losses is due to required incremental reserves resulting from the credit deterioration of certain commercial loans and, to a lesser extent, loan growth that occurred during the period.  Basic and diluted earnings per share for the three months ended December 31, 2008 were $0.07 and $0.06, respectively, as compared to basic and diluted earnings per share of $0.08 for the same period in 2007.  Per share earnings and book value amounts have been adjusted in all periods to reflect the 5% stock dividends paid on July 1, 2008 and July 2, 2007.

James S. Vaccaro, Chairman, President and CEO, commented, “We are pleased with the core operating performance and the continued balance sheet growth experienced during 2008, in spite of the unprecedented, turbulent economic environment.  It is incumbent upon our management team to be as vigilant as possible in the monitoring of the performance of our loan portfolio and in the early detection of any credit issues.  Further, we recognize that prudent balance sheet growth and proactive expense control are more necessary than ever in order to protect and enhance shareholder value.  It was a strong adherence to these principles that resulted in Central Jersey Bancorp’s 2008 operating success.”

Capital Purchase Program

On December 23, 2008, Central Jersey Bancorp, as part of the Capital Purchase Program (the “CPP”) of the U.S. Department of Treasury (the “Treasury”), sold (i) 11,300 shares of Central Jersey Bancorp’s Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A (the “Preferred Shares”), and (ii) a  warrant (the “Warrant”) to purchase up to 268,621 of the Central Jersey Bancorp’s common stock at an exercise price of $6.31 per share.  Central Jersey Bancorp intends to utilize the $11.3 million in gross investment proceeds for general corporate purposes and to enhance lending operations.  Both the Preferred Shares and the Warrant qualify as components of Central Jersey Bancorp’s regulatory Tier 1 capital.  The additional Tier 1 capital further fortifies Central Jersey Bancorp’s already strong capital position and provides strategic flexibility.

The CPP is a voluntary program designed to increase the capital of financial institutions so that they can use such capital to further support the U.S. economy by increasing the flow of financing to U.S. businesses and consumers.

Mr. Vaccaro commented, “We are pleased to have been selected by the Treasury to participate in the CPP.  Although Central Jersey Bancorp is a ‘well-capitalized’ institution, the proceeds from the CPP provide an excellent opportunity for community banks like Central Jersey Bank, N.A. to do what we do best – meet the credit needs of individuals and small businesses in the communities we serve.”

Mr. Vaccaro added that, “It should also be noted that neither Central Jersey Bancorp, nor any of its subsidiaries, has ever originated any Subprime or Alt-A residential mortgages.  In addition, Central Jersey Bancorp and Central Jersey Bank, N.A. both have ample liquidity to meet balance sheet demands for cash in a variety of operating environments.  Furthermore, Central Jersey Bank, N.A. recently received a top 5-Star safety rating from Bauer Financial, Inc., an independent rating agency.  The 5-Star rating is reserved for those institutions that are rated ‘Superior’ by Bauer Financial, Inc.”

In the current operating environment, maintaining high capital ratios is universally viewed as a symbol of strength.  At December 31, 2008, Central Jersey Bancorp’s actual regulatory capital ratios exceeded minimum capital adequacy requirements for classification as a “well-capitalized” institution.  Central Jersey Bancorp’s Leverage Ratio, Tier I Capital Ratio and Total Risk-Based Capital Ratio were 10.20%, 13.91% and 15.09%, respectively.  The regulatory requirements to be considered “well-capitalized” are 5%, 6% and 10%, respectively.

Results of Operations

Net interest income was $4.8 million and $18.4 million, respectively, for the three months and year ended December 31, 2008, as compared to $4.3 million and $16.7 million, respectively, for the same periods in 2007.  Net interest income for the three months ended December 31, 2008 was comprised primarily of $5.2 million in interest and fees on loans, $2.1 million in interest on securities, and $54,000 in interest income on federal funds sold and due from banks, less interest expense on deposits of $2.3 million, interest expense on borrowed funds of $108,000, and interest expense on subordinated debentures of $103,000. Net interest income for the year ended December 31, 2008 was comprised primarily of $21.1 million in interest and fees on loans, $7.6 million in interest on securities, and $386,000 in interest income on federal funds sold and due from banks, less interest expense on deposits of $9.7 million, interest expense on borrowed funds of $583,000, and interest expense on subordinated debentures of $355,000.

For the three months and year ended December 31, 2008, the average yield on interest-earning assets was 5.51% and 5.84%, respectively, as compared to 6.48% for the same periods in 2007.  The average cost of deposits and interest-bearing liabilities was 2.03% and 2.27%, respectively, for the three months and year ended December 31, 2008, as compared to an average cost of 2.98% and 3.10%, respectively, for the same periods in 2007.  The decrease in both the average yield on interest-earning assets and the average cost of deposits and interest-bearing liabilities for the three months and year ended December 31, 2008 was primarily due to the significant reduction in the general level of short term interest rates and the 500 basis point reduction in the Prime Rate of interest which occurred between September 2007 and December 2008.  The average net interest margin for the three months and year ended December 31, 2008 was 3.62% and 3.73%, respectively, as compared to 3.70% and 3.58%, respectively, for the same periods in 2007.  The net interest margin expansion, for the year ended December 31, 2008, was the result of the 2007 balance sheet restructuring initiative, incremental growth in interest-earning assets and lower funding costs.  The retail and commercial banking markets remain very competitive for deposit and loan pricing.

For the three months and year ended December 31, 2008, the provision for loan losses was $920,000 and $1.3 million, respectively, as compared to no provision for the three months ended December 31, 2007 and $165,000 for the year ended December 31, 2007.  The significant increase in the provision for loan losses is due to required incremental reserves resulting from the credit deterioration of certain commercial loans and, to a lesser extent, loan growth that occurred during the periods presented.  Total gross loans outstanding at December 31, 2008 were $361.0 million, an increase of $45.8 million, or 14.5%, over the December 31, 2007 total of $315.2 million.

Non-interest income (loss), which consists of service charges on deposit accounts, gains on the sale of loans held-for-sale, gains on the sale of investment securities available-for-sale, income from bank owned life insurance and the impairment on available-for-sale investment securities, was $735,000 and $2.7 million, respectively, for the three months and year ended December 31, 2008, as compared to $425,000 and ($217,000), respectively, for the same periods in 2007.  Gains on the sale of investment securities available-for-sale totaled $336,000 and $739,000, respectively, for the three months and year ended December 31, 2008, as compared to no gains and $87,000, respectively, for the same periods in 2007.  In addition, the significant increase in gains on the sale of loans held-for-sale, $351,000 and $56,000, respectively, for the years ended December 31, 2008 and 2007, was due to fees realized from the sale and servicing of SBA loans.  The origination of SBA loans, which are generally sold with servicing retained, commenced in the fourth quarter of 2007, with the initial SBA loan sales occurring during the first quarter of 2008.  The loss recorded in non-interest income for the year ended December 31, 2007 was directly related to the one-time balance sheet restructuring charge of $1.96 million, pre-tax.

Non-interest expense was $3.9 million and $15.6 million, respectively, for the three months and year ended December 31, 2008, as compared to $3.6 million and $14.4 million, respectively, for the same periods in 2007.  Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, core deposit intangible amortization, and other operating expenses.

Financial Condition

Central Jersey Bancorp’s assets, at December 31, 2008, totaled $599.4 million, an increase of $95.9 million, or 19%, over the December 31, 2007 total of $503.5 million.  The total assets figure for both periods includes $27.0 million in goodwill.

Cash and cash equivalents were $9.8 million at December 31, 2008, a decrease of $5.1 million, or 34.2%, from the December 31, 2007 total of $14.9 million.  The decrease is due primarily to the timing of cash flows related to the bank subsidiary’s business activities.

Investment securities totaled $185.4 million at December 31, 2008, an increase of $53.1 million, or 40.1%, over the December 31, 2007 total of $132.3 million.  The increase was attributable to the purchase of $95.2 million of    mortgage-backed securities, $4.7 million of bond anticipation notes, $32.0 million in government-sponsored agency securities and $4.6 million in SBA sponsored securities during the period.  For the year ended December 31, 2008, principal pay downs of mortgage-backed securities totaled $26.0 million, $6.3 million of fixed rate government-sponsored agency securities, $4.0 million of bond anticipation notes and $1.0 million of mortgage-backed securities matured and $47.8 million in mortgage-backed securities were sold.  In addition, at December 31, 2008, the net change of the unrealized gain on available-for-sale securities increased by $1.7 million from December 31, 2007.

Loans held-for-sale, at December 31, 2008, totaled $400,000, as compared to $658,000 at December 31, 2007.  The decrease in loans held-for-sale was due primarily to the timing of residential mortgage loan closings and sales.

Loans, net of the allowance for loan losses, totaled $356.3 million at December 31, 2008, an increase of $44.5 million, or 14.2%, over the $311.8 million balance at December 31, 2007.  The increase in loan balances was due primarily to the origination of commercial real estate loans, consumer home equity loans and lines of credit during the period.

Deposits, at December 31, 2008, totaled $418.8 million, an increase of $15.5 million, or 3.8%, over the December 31, 2007 total of $403.3 million. The modest increase in deposit balances was reflective of the competitive deposit pricing environment and general economic slowdown.

Other borrowings were $71.7 million at December 31, 2008, as compared to $24.6 million at December 31, 2007, an increase of $47.1 million, or 191.4%.  The increase was due to growth in the bank subsidiary’s sweep account product for business customers and $48.7 million in Federal Home Loan Bank advances.  The Federal Home Loan Bank advances were used to fund loan growth and the purchase of mortgage-backed securities during the period.

At December 31, 2008, book value per share and tangible book value per share were $7.91 and $4.75, respectively, as compared to $7.88 and $4.57, respectively, at December 31, 2007.

Asset Quality

The allowance for loan losses, which began the year at $3.41 million, or 1.08% of total loans, increased to $4.74 million at December 31, 2008, or 1.31% of total loans.  Non-performing loans totaled $2.5 million at December 31, 2008, as compared to $214,000 at December 31, 2007.  The increase in non-performing loans was due primarily to four commercial loans totaling $2.36 million which were placed on non-accrual status during 2008.  These loans were considered impaired and were evaluated in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan.  After evaluation, specific reserves were required for three of these impaired loans. There were no loan charge offs during the three months and year ended December 31, 2008, as compared to $84,000 and $88,000, respectively, for the same periods in 2007.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A.  Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through thirteen branch facilities located in Monmouth and Ocean Counties, New Jersey.  Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol “CJBK.”  Central Jersey Bank, N.A. can be accessed through the internet at CJBNA.com.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results.  Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., interest rate fluctuations, regional economic and other conditions, the availability of working capital, the cost of personnel and technology, and the competitive market in which Central Jersey Bank, N.A.

Contacts

James S. Vaccaro, President and CEO, 732-663-4040
Robert S. Vuono, Sr. EVP & COO, 732-663-4041
Anthony Giordano, III, EVP and CFO, 732-663-4042

CENTRAL JERSEY BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)
(dollars in thousands, except share amounts)

	December 31,	December 31,
ASSETS	2008	2007
Cash and due from banks	$9,306	$11,198
Federal funds sold	461	3,679
Cash and cash equivalents	9,767	14,877
Investment securities available-for-sale, at fair value	170,683	114,824
Investment securities held-to-maturity (fair value of $15,124 and $17,379, respectively, at December 31, 2008 and December 31, 2007)	14,679	17,430
Federal Reserve Bank stock	1,960	1,960
Federal Home Loan Bank stock	2,940	550
Loans held-for-sale	400	658

Loans	360,998	315,173
Less: Allowance for loan losses	4,741	3,408
Loans, net	356,257	311,765

Accrued interest receivable	2,251	2,218
Premises and equipment	6,303	4,626
Bank owned life insurance	3,685	3,565
Goodwill	26,957	26,957
Core deposit intangible	1,444	1,926
Other assets	2,059	2,150
Total assets	$599,385	$503,506

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$75,947	$73,955
Interest bearing	342,868	329,335
	418,815	403,290

Borrowings	71,741	24,564
Subordinated debentures	5,155	5,155
Accrued expenses and other liabilities	21,222	1,611
Total liabilities	516,933	434,620

Shareholders’ equity:

Common stock, par value $0.01 per share. Authorized
100,000,000 shares and issued and outstanding
9,000,531 and 9,183,290 shares, respectively, at December 31, 2008 and
December 31, 2007	90	91
Preferred stock	11,300	--
Warrants	1,040	--
Discount – preferred stock	(1,040)	--
Additional paid-in capital	64,502	60,787
Accumulated other comprehensive income, net of tax expense	1,925	848
Treasury stock	(1,806)	--
Retained earnings	6,441	7,160
Total shareholders’ equity	82,452	68,886
Total liabilities and shareholders’ equity	$599,385	$503,506

CENTRAL JERSEY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest and dividend income:
Interest and fees on loans	$5,247	$5,654	$21,084	$22,975
Interest on securities available for sale	1,896	1,478	6,952	5,100
Interest on securities held to maturity	186	210	664	883
Interest on federal funds sold and due from banks	54	227	386	1,530
Total interest and dividend income	7,383	7,569	29,086	30,488

Interest expense:
Interest expense on deposits	2,348	2,964	9,726	12,597
Interest expense on other borrowings	108	206	583	746
Interest expense on subordinated debentures	103	110	355	439
Total interest expense	2,559	3,280	10,664	13,782

Net interest income	4,824	4,289	18,422	16,706

Provision for loan losses:	920	--	1,319	165
Net interest income after provision for loan losses	3,904	4,289	17,103	16,541

Other income:
Service charges on deposit accounts	365	386	1,522	1,479
Gain on sale of securities available-for-sale	336	--	739	87
Income on bank owned life insurance	31	30	120	118
Gain on sale of loans held-for-sale	3	9	351	56
Impairment on available-for-sale securities	--	--	--	(1,957)
Total other income (loss)	735	425	2,732	(217)

Operating expenses:
Salaries and employee benefits	1,919	1,866	7,759	7,146
Net occupancy expenses	518	405	2,059	1,821
Data processing fees	302	221	1,011	884
Core deposit intangible amortization	121	138	482	552
Abandonment of leasehold improvements	--	--	--	137
Other operating expenses	1,088	941	4,326	3,830
Total other expenses	3,948	3,571	15,637	14,370

Income before provision for income taxes	691	1,143	4,198	1,954

Income taxes	98	403	1,288	1,110

Net income	$593	$740	$2,910	$844

Preferred stock dividend	12	--	12	--

Net income to retained earnings	$581	$740	$2,898	$844

Basic earnings per share	$0.07	$0.08	$0.32	$0.09
Diluted earnings per share	$0.06	$0.08	$0.31	$0.09
Average basic shares outstanding	9,012,650	9,182,589	9,092,180	9,146,408
Average diluted shares outstanding	9,351,516	9,595,986	9,523,891	9,589,313

Performance Ratios (unaudited) (dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
Ratio	2008	2007	2008	2007
Return on average assets	0.40%	0.58%	0.54%	0.16%
Return on average tangible assets	0.42%	0.61%	0.57%	0.17%
Return on average equity	3.34%	4.33%	4.20%	1.27%
Return on average tangible equity	5.66%	7.57%	7.13%	2.27%
Efficiency ratio	71.02%	75.8%	73.92%	87.2%
Efficiency ratio (less core deposit intangible amortization expense)	68.84%	72.8%	71.64%	83.8%
Operating expense ratio	2.72%	2.79%	2.89%	2.80%
Net interest margin	3.62%	3.70%	3.73%	3.58%

Ratio Calculations
Efficiency ratio:
Net interest income	$4,824	$4,289	$18,422	$16,706
Non-interest income (loss)	735	425	2,732	(217)
Total revenue	5,559	4,714	21,154	16,489
Non-interest expense	$3,948	$3,571	$15,637	$14,370
Ratio	71.02%	75.8%	73.92%	87.2%

Efficiency ratio (less core deposit intangible amortization expense):
Net interest income	$4,824	$4,289	$18,422	$16,706
Non-interest income (loss)	735	425	2,732	(217)
Total revenue	5,559	4,714	21,154	16,489
Non-interest expense	3,948	3,571	15,637	14,370
Less: Core deposit amortization expense	(121)	(138)	(482)	(552)
Non-interest expense (less core deposit intangible amortization expense)	$3,827	$3,433	$15,155	$13,818
Ratio	68.84%	72.8%	71.64%	83.8%

Operating expense ratio:
Average assets	$576,386	$507,117	$541,132	$513,191
Non-interest expense	$3,948	$3,571	$15,637	$14,370
Ratio	2.72%	2.79%	2.89%	2.80%